If you require further assistance, please call 1-800-909-6467.

At your request, BankAtlantic Bancorp is pleased to provide you with the enclosed information for your review.

What's Inside:
o Investor Order Form
o Reply Envelope
o Questions and Answers
o Prospectus
o Prospectus Supplement

Postmaster Deliver to Following Addressee

Dear Investor:

BankAtlantic Bancorp is pleased to enclose for your review a prospectus relating to its Investment Note Offering.

BankAtlantic Bancorp Investment Notes offer an attractive term and fixed rate - and interest payments can be paid monthly, quarterly, semiannually, annually or at maturity.

We hope you will consider investing in our Investment Notes as part of your investment strategy. But before investing, you should read the attached prospectus carefully, including the "Risk Factors". To invest in BankAtlantic Bancorp Investment Notes, simply complete, sign and mail the Investor Order Form, along with your check made payable to BankAtlantic Bancorp in the enclosed postage paid envelope.

Please feel free to call us at 1-800-909-6467 with any questions you may have.

(Logo)

P.O. Box 8608 o Ft. Lauderdale, FL  33310-9978

Investor Order Form

(Place in the Prepaid Envelope)

If you need assistance in completing the order form, please call 1-800-909-6467.

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
Investor: Please indicate your investment order below. Fill in all terms and amounts.

Enclosed is my check for the purchase of a BankAtlantic Bancorp Investment Note(s) ($10,000 minimum per note). Please check one of the following interest payment options:

[ ]  Monthly  [ ]  Quarterly  [ ]  Semiannually  [ ] Annually  [ ]  At Maturity

The total of my Investment Note purchase is $ _____________ ($10,000 minimum, $1,000 increments thereafter).

Investor: Please print all information below to complete your order.

Registration Information:

Registered Owner: ________________________________   SSN/EIN: __________________

Telephone Number:  (      ) _______________________  Date of Birth: ____________

Street Address: ________________________________________________________________

City: _____________________________________   State: ___________  Zip:  ________

Second Joint Owner (if applicable): ___________________   SSN: _________________

Beneficiary Name: _____________________________  Beneficiary SSN: ______________

Custodian's Name (only one allowed by law):_____________________________________

Minor's Name: _______________________________       Minor's SSN: _______________
(under the Uniform Gifts to Minors Act)

Signature Verification

Under penalties of perjury, I certify that:

1.   The social security number on this form is correct.

2. I have received the prospectus and understand that BankAtlantic Bancorp Investment Notes are not bank savings or deposit accounts and are not insured by the U.S. Government or any instrumentality thereof.

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
3. I am not subject to backup withholding, either because I have not been notified by the Internal Revenue Service (IRS), that I am subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding. Only cross out subpart (3) if you are subject to backup withholdings.

4.   I am a bona fide resident of the state listed above.

Signature of Registered Owner: __________________________  Date: _______________

Joint Signature (if applicable): ____________________________  Date: ___________

Payment Instructions:

        Make your check payable to:             BankAtlantic Bancorp
                                                P.O. Box 8608
                                                Ft. Lauderdale, FL  33310-9978

Frequently Asked Questions About BankAtlantic Bancorp Investment Notes

Question:      What are BankAtlantic Bancorp Investment Notes?

Answer: BankAtlantic Bancorp Investment Notes are unsecured subordinated notes issued by BankAtlantic Bancorp. The Notes represent debt obligations of BankAtlantic Bancorp.

Question:      Who is BankAtlantic Bancorp?

Answer: BankAtlantic Bancorp is a bank holding company which owns 100% of BankAtlantic, a $4 billion bank and one of the largest financial institutions headquartered in Florida.

Question:      Are these notes insured?

Answer: The Notes are not certificates of deposit or insured by the FDIC or any other government or private entity. They are, however, obligations of BankAtlantic Bancorp.

Question:      Is BankAtlantic Bancorp a public company?

Answer: Yes. BankAtlantic Bancorp is a public company and its class A common stock is traded on the New York Stock Exchange under the symbol "BBX".

Question:      How big is BankAtlantic Bancorp?

Answer: At September 30, 1999, on a consolidated basis, BankAtlantic Bancorp, had total assets of $4.0 billion, total deposits of $2.1 billion, total stockholder equity of $237.0 million and net income for the nine months of $26.9 million.

Question:      What are the investment requirements?

Answer:        BankAtlantic  Bancorp  Notes are offered at a minimum of $10,000.
               However, you can invest $16,000,  $17,000,  $25,000,  $100,000 or any amount you wish in additional increments of $1,000. The enclosed prospectus and prospectus supplement describe our Investment Notes. Please read all material to make an informed decision.

Question:      Can I invest in BankAtlantic  Bancorp Notes through my IRA, Keogh or SEP?

Answer: You can invest in BankAtlantic Bancorp Notes through IRA's, Keogh's, SEP's, and other qualified plans. You may use your current trustee or custodian if they permit. You may wish to consult a financial advisor and should review the risk factors before making such an investment.

Question:      Can my interest be paid to me on a current basis?

Answer: Yes, you may elect to have your interest on your Investment Notes paid to you monthly, quarterly, semiannually, annually or at maturity.

Question:      May I redeem  my  BankAtlantic  Bancorp  Investment  Note  before maturity?

Answer: Redemption will be permitted prior to maturity only in the event of death or, in certain cases, total permanent disability of a registered owner, or joint owner when death or disability occurs more than a year prior to maturity.

Question:      What fees or commissions will I pay?

Answer: Absolutely none. There are no fees or commissions. You pay nothing extra and nothing is deducted. Every dollar of your investment will earn interest. However, an annual maintenance fee may be charged by the custodian for IRA/Keogh/SEP accounts.

Question:      How do I invest?
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
Answer:        It's  easy.   After   reviewing  the  prospectus  and  prospectus
               supplement,  simply  complete and sign the  Investor  Order Form.
               Please be certain to indicate how often you want to receive your interest payments. Return the Investor Order Form along with your check, payable to BankAtlantic Bancorp in the self-addressed stamped envelope provided.

Question:      When will I receive confirmation of my investment?

Answer: You will receive a receipt for your investment approximately two weeks after it is received.


(This brochure is neither an offer to sell nor a solicitation of an offer to buy securities. Such an offer can only be made by prospectus accompanied by a current prospectus supplement. Investments should be made only after full review of all risk factors contained in the prospectus).

Supplement

BankAtlantic Bancorp Subordinated
Investment Notes

Prospectus Supplement Dated ______________________

Term*      Rate*
Months

The interest rate for the Investment Notes are available through _______________ $10,000 Minimum for Investment Notes, additional amounts in $1,000 increments for more information, call 1-800-909-6467

(Logo)
P.O. Box 8608

Ft. Lauderdale, FL  33304-9978

BankAtlantic Bancorp is a public company and our class A common stock is traded on the New York Stock Exchange under the symbol "BBX"

An offer can only be made by the prospectus dated __________________, delivered in conjunction with this prospectus supplement dated. See "Risk Factors" in the prospectus for a discussion of factors which should be considered with an investment in the Investment Notes.

* The interest  rates and term for the  Investment  Notes are available  through
__________________________.

BankAtlantic Bancorp has the right to reject any order in its sole discretion. Payments must be made in cashier checks, money order or checks drawn on United States Banks.

Advertisment

Term*               Rate*

Months

This interest rate is available through ____________________

$10,000 minimum investment (additional increments of $1,000)

Fixed Rate

No fees or commissions

Interest paid monthly, quarterly,
semiannually, annually or at maturity

For a prospectus and a free information kit call
(Logo)

1-800-909-6467

BankAtlantic Bancorp is a public company. It's class A common stock is traded on the New York Stock Exchange under the symbol "BBX"

Subordinated investment notes represent obligations of the company and are not certificates of deposits or insured by the FDIC or any government entity. This announcement is neither an offer to sell nor a solicitation of an offer to buy subordinated investment notes. This offer is made by prospectus only.

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